Exhibit 10.1

EXECUTION VERSION

COOPERATION AGREEMENT

This COOPERATION AGREEMENT (this “Agreement”) is made and entered into as of April 28, 2025, by and among Portillo’s Inc., a Delaware corporation (the “Company”), and the persons and entities set forth on Exhibit A hereto (collectively, the “Engaged Group” and, for clarity, as applicable, including each member thereof acting individually). The Company and the Engaged Group are each herein referred to as a “Party” and collectively, the “Parties.” Capitalized terms used herein and not otherwise defined have the meanings ascribed to them in Section 12 below.

RECITALS

WHEREAS, the Company and Engaged Capital, LLC, a member of the Engaged Group, have engaged in various discussions and communications concerning the Company’s business;

WHEREAS, as of the date hereof, the Engaged Group is the beneficial owner of 4,929,771 shares of Class A Common Stock of the Company, par value $0.01 per share (the “Class A Common Stock” and together with the Class B Common Stock of the Company, par value $0.00001 per share, the “Common Stock”);

WHEREAS, the Engaged Group filed a Schedule 13D with the SEC with respect to the Company on August 15, 2024, which was subsequently amended on February 28, 2025 and March 3, 2025 (as amended, the “Schedule 13D”);

WHEREAS, on March 3, 2025, Engaged Capital Flagship Master Fund, LP (“Engaged Capital Master Fund”), a member of the Engaged Group, provided notice to the Company (the “Nomination Notice”) of its intent to nominate candidates for election to the Board of Directors of the Company (the “Board”) at the Company’s 2025 annual meeting of stockholders (the “2025 Annual Meeting”);

WHEREAS, on March 20, 2025, Engaged Capital Master Fund made a demand for a stockholder list and other books and records of the Company (the “Stockholder List Demand”); and

WHEREAS, the Company and the Engaged Group have determined to come to an agreement with respect to the composition of the Board and certain other matters as provided in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound hereby, agree as follows:

Section 1. Board Appointments, Committees and Related Matters.

(a) Board Composition. Following the execution of this Agreement, the Engaged Group and the Company shall each identify candidates for appointment to the Board who possess recent relevant experience in the restaurant industry as an operator. The Board shall appoint a new director (the “New Director”) from among such candidates in consultation with the Engaged Group. Any proposed New Director shall be reviewed and approved by the Nominating and Corporate Governance Committee of the Board (the “Nominating Committee”) and the Board (such approval not to be unreasonably withheld, conditioned or delayed) in their respective sole discretion and shall be reasonably acceptable to the Engaged Group (such reasonable acceptance not to be unreasonably withheld, conditioned or delayed). Any New Director candidate who the Company proposes for appointment shall meet virtually or by telephone with the Engaged Group upon their request to discuss such candidate’s experience and qualifications, and the Engaged Group shall promptly schedule such meeting after their request. For the avoidance of doubt, the New Director shall not be appointed before the conclusion of the 2025 Annual Meeting.

(b) Committee Composition. Subject to the Company’s Corporate Governance Guidelines and committee charters, Nasdaq rules, and applicable laws, the Board shall appoint the New Director to at least one committee of the Board and otherwise give the New Director the same due consideration for membership to any committee of the Board as any other independent director.

(c) Director Replacements. Following the appointment of the New Director, if the New Director is unable to serve as a director for any reason prior to the Termination Date (as defined below), and the Engaged Group has continuously (from the date hereof through the appointment of the Replacement Director (as defined below)) beneficially owned at least the lesser of (i) 5.0% of the Company’s outstanding shares of Class A Common Stock and (ii) 3,193,486 shares of Class A Common Stock (subject to adjustment for stock splits, reclassifications, combinations and similar adjustments) (the “Ownership Threshold”), the Board and the Engaged Group shall cooperate jointly to identify a replacement director to fill the resulting vacancy (any such replacement director, a “Replacement Director”). Any such Replacement Director shall (i) be subject to review and approval by the Nominating Committee and the Board in their respective sole discretion; provided, that the Board and the Nominating Committee shall use reasonable efforts to complete any such review as promptly as reasonably practicable and shall make any such determination in good faith, (ii) be reasonably acceptable to the Engaged Group, and (iii) unless waived by the Board, (a) qualify as “independent” pursuant to the independence requirements of Nasdaq, applicable SEC rules and regulations and the Company’s Corporate Governance Guidelines, (b) not be an Affiliate, Associate, employee or principal of the Engaged Group, and (c) have the relevant experience to be a director of the Company, including recent relevant experience in the restaurant industry as an operator. Any Replacement Director candidate recommended by the Engaged Group shall, prior to review by the Nominating Committee and Board, provide the Company with a fully completed copy of the Company’s standard director & officer questionnaire and, if desired by the Nominating Committee or the Board, complete a customary background check and an interview with members of the Board. Upon a Replacement Director’s appointment to the Board, the Board shall appoint the Replacement Director to at least one committee of the Board and otherwise give the Replacement Director the same due consideration for membership to any committee of the Board as any other independent director, subject to the Company’s Corporate Governance Guidelines and committee charters, Nasdaq rules, and applicable laws. Upon a Replacement Director’s appointment to the Board, such Replacement Director shall be deemed to be the New Director for all purposes under this Agreement. The Engaged Group agrees to provide the Company with information regarding its beneficial ownership of the Class A Common Stock at the time (if any) it seeks to exercise its rights with respect to a Replacement Director in accordance with this Section 1(c). For the avoidance of doubt, the Engaged Group shall cease to have any rights pursuant to this Section 1(c) immediately upon ceasing to satisfy the Ownership Threshold.

(d) Withdrawal. Effective upon the execution and delivery of this Agreement, Engaged Capital Master Fund hereby irrevocably withdraws the Nomination Notice and the Stockholder List Demand.

Section 2. Voting Commitment. Until the Termination Date, the Engaged Group agrees that it shall, and shall cause each of its Affiliates and Associates to, appear in person or by proxy at each Stockholder Meeting and to vote all shares of Common Stock and other Voting Securities beneficially owned, directly or indirectly, by the Engaged Group or such Affiliates and Associates (of which the Engaged Group or such Affiliate or Associate has the right or ability to vote) as of the record date for the applicable Stockholder Meeting at such Stockholder Meeting (a) in favor of the nominees for director recommended by the Board and (b) in accordance with the Board’s recommendation with respect to any other matter presented at such Stockholder Meeting. Notwithstanding the foregoing, (a) if Institutional Shareholder Services Inc. (“ISS”) recommends otherwise with respect to any proposals (other than as related to the election or removal of directors), the Engaged Group shall be permitted to vote in accordance with ISS’s recommendation and (b) the Engaged Group shall be permitted to vote in its sole discretion with respect to any publicly announced proposals relating to an Extraordinary Transaction. Each member of the Engaged Group shall take all actions necessary (including by calling back loaned out shares) to ensure that such member of the Engaged Group has the right to vote, or direct or cause the voting of, each share beneficially owned by it on the record date for each Stockholder Meeting so long as the Company has provided the Engaged Group with at least 10 days’ prior written notice of the record date.

Section 3. Standstill. Until the Termination Date, the Engaged Group shall not, and shall cause each of its Affiliates and Associates not to, directly or indirectly, in any manner, alone or in concert with others, in each case without the prior written waiver authorized by the Board:

(a) (i) acquire, cause to be acquired, or offer, seek or agree to acquire, whether by purchase, tender or exchange offer, through the acquisition of control of another person, by joining or forming a partnership, limited partnership, syndicate or other group (including any group of persons that would be treated as a single “person” under Section 13(d) of the Exchange Act), through swap or hedging transactions or other Synthetic Equity Interests, or otherwise (the taking of any such action, an “Acquisition”), ownership (including beneficial ownership) of any securities or assets of the Company (or any direct or indirect rights or options to acquire such ownership, including voting rights decoupled from the underlying Voting Securities) such that after giving effect to any such Acquisition, the Engaged Group or any of its Affiliates and Associates owns, directly or indirectly, in the aggregate, in excess of 9.9% of any class or series of Voting Securities or possess economic exposure to more than 14.9% of any class or series of Voting Securities (including notional shares associated with Synthetic Equity Interests), (ii) acquire, cause to be acquired or offer, seek or agree to acquire, whether by purchase or otherwise, directly or indirectly, any interest in any indebtedness of the Company or (iii) acquire, cause to be acquired or offer, seek or agree to acquire, directly or indirectly, ownership (including beneficial ownership) of any asset or business of the Company or any right or option to acquire any such asset or business from any person, in the case of this clause (iii), other than securities of the Company permitted by the foregoing clause (i);

(b) except as otherwise expressly provided in Section 1, (i) nominate, give notice of an intent to nominate, or recommend for nomination a person for election to the Board or take any action in respect of the removal of any director, (ii) seek or knowingly encourage any person to submit any nomination in furtherance of a “contested solicitation” or take any other action in respect of the election or removal of any director, (iii) submit, or seek or knowingly encourage the submission of, any stockholder proposal (pursuant to Rule 14a-8 under the Exchange Act or otherwise) for consideration at, or bring any other business before, any Stockholder Meeting, (iv) request, initiate, or knowingly encourage or participate in any request, to call a Stockholder Meeting or to act by written consent, (v) seek to amend any provision of the Charter, the Bylaws or other governing documents of the Company (each as may be amended from time to time), (vi) make any proposal regarding a change in the number or identity of directors of the Company or any change to the Company’s executive officers, or (vii) take any action similar to the foregoing with respect to any subsidiary of the Company; provided, however, that nothing in this Agreement shall prevent the Engaged Group or its Affiliates or Associates from taking actions in furtherance of identifying director candidates in connection with the Company’s 2026 annual meeting of stockholders (the “2026 Annual Meeting”) so long as such actions do not create a public disclosure obligation for the Engaged Group or the Company and are undertaken on a basis reasonably designed to be confidential and in accordance in all material respects with the Engaged Group’s normal practices in the circumstances;

(c) solicit any proxy, consent or other authority to vote of stockholders or conduct any other referendum (binding or non-binding) (including any “withhold,” “vote no” or similar campaign) with respect to, or from the holders of, Voting Securities, or become a “participant” (as such term is defined in Instruction 3 to Item 4 of Schedule 14A promulgated under the Exchange Act) in, initiate, or knowingly assist, advise, encourage or influence any person in, any solicitation of any proxy, consent or other authority to vote any Voting Securities (other than such assistance, advice, encouragement or influence that is consistent with the Board’s recommendation in connection with such matter); provided, however, that the foregoing shall not restrict the Engaged Group from stating how it intends to vote and the reasons therefor on any Extraordinary Transaction that has been publicly submitted for the approval of the Company’s stockholders;

(d) (i) grant any proxy, consent or other authority to vote with respect to any matters or (ii) deposit or agree or propose to deposit any securities of the Company in any voting trust or similar arrangement, or subject any securities of the Company to any agreement or arrangement with respect to the voting of such securities (including a voting agreement or pooling arrangement), other than (A) depositing securities in a customary brokerage accounts, margin accounts, prime brokerage accounts or similar accounts (in each case so long as the Engaged Group retains control with respect to the securities deposited in such accounts), (B) granting any proxy, consent or other authority to vote to the Company’s proxy holders consistent with the recommendation of the Board, and (C) granting any proxy, consent or other authority to vote in any solicitation in connection with any matter for which the Engaged Group retains voting discretion pursuant to, and in accordance with, Section 2;

(e) advise or knowingly encourage, assist or influence any person, or direct any person in encouraging, advising or influencing any person, with respect to the giving or withholding of any proxy, consent or authority to vote any Voting Securities or in conducting any referendum (binding or non-binding) (including any “withhold,” “vote no,” or similar campaign), in each case other than such encouragement, advice or influence that is consistent with the Board’s recommendation in connection with such matter or consistent with the Engaged Group’s obligations set forth in Section 2 with respect to an Extraordinary Transaction;

(f) without the prior written approval of the Board, separately or in conjunction with any other person in which it is or proposes to be either a principal, partner or financing source or is acting or proposes to act as broker or agent for compensation, publicly propose, suggest or recommend, or participate in or effect, any Extraordinary Transaction or initiate or knowingly encourage any potential acquiror in any such activity, including making any outbound calls with respect to an Extraordinary Transaction; provided, that the Engaged Group shall notify the Company of any inbound inquiries it receives with respect to any Extraordinary Transaction within three (3) days; provided, however, that nothing in this Section 3 shall be interpreted to prohibit the Engaged Group from (i) proposing, suggesting or recommending any such transaction privately to the Company so long as any such action is not publicly disclosed by the Engaged Group and is made by the Engaged Group in a manner that would not reasonably be expected to require the public disclosure thereof by the Company, the Engaged Group or any other person or (ii) tendering shares, receiving consideration or other payment for shares, or otherwise participating in any publicly announced Extraordinary Transaction on the same basis as other stockholders of the Company;

(g) form, join, encourage the formation of, or in any way participate in any partnership, limited partnership, syndicate or group (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any Voting Securities (other than a group that includes all or some of the members of the Engaged Group, but does not include any other entities or persons that are not members of the Engaged Group as of the date hereof; provided, however, that nothing herein shall limit the ability of an Affiliate of the Engaged Group to join such group following the execution of this Agreement, so long as any such Affiliate agrees to be bound by the terms and conditions of this Agreement);

(h) make or publicly advance any request or proposal to amend, modify or waive any provision of this Agreement, or take any action challenging the validity or enforceability of any provision of or obligation arising under this Agreement; provided, however, that the Engaged Group may make confidential requests to the Board to amend, modify or waive any provision of this Agreement, which the Board may accept or reject in its sole and absolute discretion, so long as any such request is not publicly disclosed by the Engaged Group and is made by the Engaged Group in a manner that would not reasonably be expected to require the public disclosure thereof by the Company, the Engaged Group or any other person;

(i) make a request for a list of the Company’s stockholders or for any books and records of the Company pursuant to Section 220 of the DGCL or otherwise;

(j) enter into or acquire any Short Interests or otherwise engage in any short selling of any of the Company’s securities, in each case that would result in the Engaged Group ceasing to hold a Net Long Position in the Company;

(k) knowingly transfer any Common Stock or other Voting Securities of the Company to (i) any Activist Investor or (ii) any Third Party who, as a result of such transfer, will beneficially own 5% or greater of the issued and outstanding shares of Common Stock or other class of Voting Securities of the Company (excluding passive institutional investors that are Schedule 13G filers and represent to the Engaged Group that they have no intention to file a Schedule 13D with respect to the Company); or

(l) enter into any discussion, negotiation, agreement, arrangement or understanding concerning any of the foregoing (other than this Agreement) or encourage, assist, solicit, seek, or seek to cause any person to undertake any action inconsistent with this Section 3.

Notwithstanding anything in this Agreement to the contrary, the foregoing provisions of this Section 3 shall not be deemed to restrict the Engaged Group from: (i) communicating privately with the Board or the Company’s Chief Executive Officer, Chief Financial Officer, General Counsel or Head of Investor Relations (and any other executive officer that the Chief Executive Officer or General Counsel authorizes the Engaged Group to privately communicate with following the Engaged Group’s request) regarding any matter, so long as such communications are not intended to, and would not reasonably be expected to, require any public disclosure by the Company, the Engaged Group or any person, (ii) communicating privately with stockholders of the Company and others in a manner that does not otherwise violate this Agreement, or (iii) making any public disclosure necessary to comply with any Legal Requirement (as defined below) so long as such Legal Requirement did not result from any violation of this Agreement or other voluntary action by the Engaged Group. Furthermore, for the avoidance of doubt, nothing in this Agreement shall be deemed to restrict in any way the New Director in the exercise of his or her fiduciary duties under applicable law as a director of the Company.

Section 4. Representations and Warranties of All Parties and the Company. Each Party represents and warrants to the other Party that (a) such Party has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder, (b) this Agreement has been duly and validly authorized, executed and delivered by it and is a valid and binding obligation of such Party, enforceable against such Party in accordance with its terms (subject to applicable bankruptcy and similar laws relating to creditors’ rights and to general equity principles) and (c) this Agreement will not result in a material violation of any (i) term or condition of any agreement to which such person is a party or by which such Party may otherwise be bound or (ii) law, rule, license, regulation, judgment, order or decree governing or affecting such Party.

Section 5. Representations, Warranties and Additional Covenants of the Engaged Group. The Engaged Group represents, warrants and covenants to the Company that, as of the date of this Agreement: (a) the Engaged Group collectively beneficially owns an aggregate of 4,929,771 shares of Class A Common Stock and has no economic exposure to shares of Class A Common Stock in the form of cash-settled total return swap agreements, (b) except as has been disclosed to the Company in writing prior to the execution and delivery of this Agreement, the Engaged Group does not have, and does not have any right to acquire, any interest in any indebtedness or other securities of the Company, including a Synthetic Equity Interest, or any Short Interests in the Company, (c) the Engaged Group has not provided or agreed to provide, and will not provide, any compensation in cash or otherwise to the New Director or any Replacement Director in connection with such person’s appointment to, or service as a director on, the Board, and (d) the Engaged Group will not become party to any agreement, arrangement or understanding (whether written or oral) with the New Director or any Replacement Director with respect to such person’s service as a director on the Board, including any such agreement, arrangement or understanding with respect to how such person should or would vote or act on any issue or question as a director.

Section 6. Non-Disparagement. Subject to applicable law, each of the Parties covenants and agrees that, until the Termination Date, or if earlier, until such time as the other Party or any of its Representatives shall have breached this Section 6 in a material respect, neither Party nor any of its Representatives shall make, or cause to be made, by press release or other public statement to the press or media, any public statement that constitutes an ad hominem attack or disparages, calls into disrepute or otherwise defames, slanders or criticizes the other Party or the business of such Party, the other Party’s current or former directors (including, with respect to the Company, the New Director), officers or employees (in each case solely in connection with their service in such capacities), the other Party’s subsidiaries or the business of those subsidiaries. The foregoing shall not prevent the making of any factual statement in connection with any compelled testimony or production of information by Legal Requirement.

Section 7. No Litigation.

(a) Each Party agrees that, until the Termination Date it shall not, and shall not permit any of its Representatives to, directly or indirectly, alone or in concert with others, pursue or assist any other person to threaten or initiate, any lawsuit, claim, action or proceeding before any court or government or self-regulatory agency (each, a “Legal Proceeding”) against the other Party, any Affiliate of the other Party, or any of its or their respective current or former directors or officers (solely in connection with their service in such capacities).

(b) The restrictions set forth in Section 7(a) shall not apply to (a) any Legal Proceeding initiated primarily to remedy a breach of or to enforce this Agreement or (b) counterclaims with respect to any proceeding initiated by, or on behalf of one Party or its Affiliates against the other Party or its Affiliates. Further, Section 7(a) shall not prevent any Party or any of its Representatives from responding to oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demands or similar processes (each, a “Legal Requirement”) in connection with any Legal Proceeding if such Legal Proceeding has not been initiated by, on behalf of or at the suggestion of such Party or any of its Representatives, provided, however, that in the event any Party or any of its Representatives receives such Legal Requirement, such Party shall give prompt written notice of such Legal Requirement to the other Party (except where such notice would be legally prohibited or not practicable). Notwithstanding anything to the contrary herein, this Section 7 shall not prohibit the Engaged Group from exercising statutory appraisal rights, if any, with respect to the Company. Each Party represents and warrants that neither it nor any assignee of such Party has filed or initiated any Legal Proceeding against or otherwise pertaining to the other Party.

Section 8. Press Release and SEC Filings.

(a) No later than two (2) Business Days following the execution of this Agreement, the Company shall issue a mutually agreeable press release in the form attached hereto as Exhibit B (the “Press Release”) announcing certain terms of this Agreement. Neither the Company nor the Engaged Group shall make or cause to be made, and the Company and the Engaged Group shall cause their respective Affiliates and Associates not to make or cause to be made, any public announcement or statement with respect to the subject matter of this Agreement that is contrary to the statements made in the Press Release or the terms of this Agreement, except as required by law or the rules of any stock exchange or with the prior written consent of the other Party. The Engaged Group acknowledges and agrees that the Company may file this Agreement and file or furnish the Press Release with the SEC as exhibits to a Current Report on Form 8-K and other filings with the SEC.

(b) The Engaged Group shall be given a reasonable opportunity to review and comment on any Current Report on Form 8-K or other filing with the SEC made by the Company with respect to the entry into this Agreement, and the Company shall give good faith consideration to any comments of the Engaged Group on such Form 8-K. The Form 8-K shall be consistent with the terms of this Agreement and the Press Release.

(c) The Company acknowledges that the Engaged Group will file a Schedule 13D/A with the SEC with this Agreement as an exhibit to such Schedule 13D/A. The Company shall be given a reasonable opportunity to review and comment on such Schedule 13D/A filing made by the Engaged Group with respect to this Agreement, and the Engaged Group shall give good faith consideration to any comments of the Company on such filing. Any such filing shall be consistent with the terms of this Agreement and the Press Release.

Section 9. Confidentiality. The Engaged Group acknowledges and agrees that the New Director shall be required to preserve the confidentiality of the Company’s information, including any non-public information entrusted to or obtained by such director by reason of his or her position as a director of the Company. The Engaged Group further acknowledges and agrees that the New Director shall not share any confidential information about the Company with the Engaged Group without the Board’s consent, and the Engaged Group shall not seek to obtain any confidential information from the New Director.

Section 10. Affiliates and Associates. The Engaged Group agrees (a) to cause its Affiliates and Associates to comply with the terms of this Agreement and (b) that it shall be responsible for any breach of this Agreement by any such Affiliate or Associate. A breach of this Agreement by an Affiliate or Associate of any member of the Engaged Group, if such Affiliate or Associate is not a party hereto, shall be deemed to occur if such Affiliate or Associate engages in conduct that would constitute a breach of this Agreement if such Affiliate or Associate was a party hereto to the same extent as the Engaged Group.

Section 11. Termination.

(a) Unless otherwise mutually agreed in writing by each Party, this Agreement shall terminate on the earlier to occur of (i) 30 calendar days prior to the notice deadline under the Bylaws for the nomination of director candidates for election to the Board at the 2026 Annual Meeting (it being understood that the Company shall be required to give sufficient advance written notice to the Engaged Group in the event the Company determines to advance the 2026 Annual Meeting, so that the Engaged Group will continue to have no less than 30 calendar days to nominate at such meeting) or (ii) 120 calendar days prior to the first anniversary of the 2025 Annual Meeting (the effective date of termination, the “Termination Date”); provided, however, that if the New Director has not been appointed to the Board by September 1, 2025, either Party may terminate this Agreement (provided that neither Party may terminate this Agreement as a result of this proviso if it is then in material breach of this Agreement, or has breached this Agreement in a way that is the primary cause of the failure to have appointed the New Director to the Board by such date).

(b) If this Agreement is terminated in accordance with this Section 11, this Agreement shall forthwith become null and void, but no termination shall relieve a Party from liability for any breach of this Agreement prior to such termination.

(c) Notwithstanding the foregoing, this Section 11 and Sections 12 through 24 shall survive the termination of this Agreement.

Section 12. Certain Defined Terms. For purposes of this Agreement:

(a) “Activist Investor” means, as of any date of determination, a person that has, directly or indirectly, whether individually or as a member of a “group” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), within the five-year period immediately preceding such date of determination, (i) called or publicly sought to call a meeting of stockholders or other equityholders of any public company, (ii) publicly initiated any proposal for action by stockholders or other equityholders of any public company, which such action was (at any point after the announcement thereof) publicly opposed by the board of directors (or similar governing body) of such public company, (iii) publicly sought (A) election to, or to place a director or representative on, the board of directors (or similar governing body) of any public company (including by nominating any Person for such election) or (B) the removal of a director or other representative from such board of directors (or similar governing body) of any public company, in each case, which election or removal was not recommended or approved publicly (at the time such election or removal was first sought) by the board of directors (or similar governing body) of such public company or (iv) publicly disclosed any intention, plan or arrangement to do any of the foregoing.

(b) “Affiliate” and “Associate” (and any plurals thereof) have the meanings ascribed to such terms under Rule 12b-2 promulgated by the SEC under the Exchange Act and shall include all persons or entities that at any time prior to the Termination Date become Affiliates or Associates of any applicable person or entity referred to in this Agreement; provided, however, that the term “Associate” shall refer only to Associates controlled by the Company or the Engaged Group, as applicable, and the term “Affiliate” shall not include any publicly traded portfolio company of the Engaged Group (except for, with respect to the obligations of the Engaged Group hereunder, any portfolio company that acts at the direction or with the knowing encouragement of a member of the Engaged Group or their Affiliates or Associates); provided, further, that, for purposes of this Agreement, the Engaged Group shall not be an Affiliate or Associate of the Company and the Company shall not be an Affiliate or Associate of the Engaged Group;

(c) “beneficial ownership,” “group,” “person,” “proxy” and “solicitation” (and any plurals thereof) have the meanings ascribed to such terms under the Exchange Act and the rules and regulations promulgated thereunder; provided, however, that the meaning of “solicitation” shall be without regard to the exclusions set forth in Rules 14a-1(1)(2)(iv) and 14a-2 under the Exchange Act;

(d) “Business Day” means any day that is not (i) a Saturday, (ii) a Sunday or (iii) other day on which commercial banks in the State of New York are authorized or required to be closed by applicable law;

(e) “Bylaws” means the Amended and Restated Bylaws of the Company (as may be amended from time to time);

(f) “Charter” means the Amended and Restated Certificate of Incorporation of the Company (as may be amended from time to time);

(g) “DGCL” means the Delaware General Corporation Law;

(h) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder;

(i) “Extraordinary Transaction” means any tender offer, exchange offer, merger, consolidation, acquisition, business combination, sale, recapitalization, restructuring, or other transaction with a person that, in each case, results in a change in control of the Company or the sale of all or substantially all of its assets;

(j) “Net Long Position” has the meaning set forth in Rule 14e-4 under the Exchange Act; provided that “Net Long Position” shall not include any shares as to which such person does not have the right to vote or direct the vote other than as a result of being in a margin account, or as to which such person has entered into a derivative or other agreement, arrangement or understanding that hedges or transfers, in whole or in part, directly or indirectly, any of the economic consequences of ownership of such shares, and the terms “person” or “persons,” for purposes of the meaning of the term “Net Long Position,” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability or unlimited liability company, joint venture, estate, trust, associate, organization or other entity of any kind or nature;

(k) “Representatives” of a party means (a) any of its Affiliates or Associates, or (b) its or their respective directors, officers, employees, partners, members, managers, legal or other advisors and agents, acting in a capacity on behalf of, in concert with or at the direction of such other Party or its Affiliates or Associates;

(l) “SEC” means the U.S. Securities and Exchange Commission;

(m) “Short Interests” means any agreement, arrangement, understanding or relationship, including any repurchase or similar so-called “stock borrowing” agreement or arrangement, engaged in, directly or indirectly, by such person, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of shares of any class or series of the Company’s equity securities by, manage the risk of share price changes for, or increase or decrease the voting power of, such person with respect to the shares of any class or series of the Company’s equity securities, or that provides, directly or indirectly, the opportunity to profit from any decrease in the price or value of the shares of any class or series of the Company’s equity securities;

(n) “Stockholder Meeting” means each annual or special meeting of stockholders of the Company, or any action by written consent of the Company’s stockholders in lieu thereof, and any adjournment, postponement, rescheduling, continuation or meeting held in lieu thereof;

(o) “Synthetic Equity Interests” means any derivative, swap or other transaction or series of transactions engaged in, directly or indirectly, by such person, the purpose or effect of which is to give such person economic risk similar to ownership of equity securities of any class or series of the Company, including due to the fact that the value of such derivative, swap or other transactions are determined by reference to the price, value or volatility of any shares of any class or series of the Company’s equity securities, or which derivative, swap or other transactions provide the opportunity to profit from any increase in the price or value of shares of any class or series of the Company’s equity securities, without regard to whether (i) the derivative, swap or other transactions convey any voting rights in such equity securities to such person; (ii) the derivative, swap or other transactions are required to be, or are capable of being, settled through delivery of such equity securities; or (iii) such person may have entered into other transactions that hedge or mitigate the economic effect of such derivative, swap or other transactions;

(p) “Third Party” refers to any person that is not a Party, a member of the Board, a director or officer of the Company, or legal counsel to either Party; and

(q) “Voting Securities” means the Common Stock and any other securities of the Company entitled to vote in the election of directors.

In this Agreement, (i) the word “including” (in its various forms) means “including, without limitation;” (ii) the words “hereunder,” “hereof,” “hereto” and words of similar import are references in this Agreement as a whole and not to any particular provision of this Agreement; (iii) the word “or” is not exclusive; (iv) references to “Sections” in this Agreement are references to Sections of this Agreement unless otherwise indicated; (v) whenever the context requires, the masculine gender shall include the feminine and neuter genders; and (vi) the phrase “to the extent” means the degree to which something extends, and not merely “if.”

Section 13. Injunctive Relief; Fees.

(a) Each Party acknowledges and agrees that any breach of any provision of this Agreement shall cause the other Party irreparable harm which would not be adequately compensable by money damages. Accordingly, in the event of a breach or threatened breach by a Party of any provision of this Agreement, the other Party shall be entitled to an injunction or other preliminary or equitable relief, without having to prove irreparable harm or actual damages or post a bond or other security. The foregoing right shall be in addition to such other rights or remedies that may be available to the non-breaching Party for such breach or threatened breach, including the recovery of money damages.

(b) If a Party institutes any legal suit, action or proceeding against the other Party to enforce this Agreement (or obtain any other remedy regarding any breach of this Agreement) or arising out of or relating to this Agreement, including contract, equity, tort, fraud and statutory claims, the prevailing Party in the suit, action or proceeding is entitled to receive, and the non-prevailing Party shall pay, in addition to all other remedies to which the prevailing Party may be entitled, the costs and expenses incurred by the prevailing Party in conducting the suit, action or proceeding, including actual attorneys’ fees and expenses, even if not recoverable by law.

Section 14. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Each Party agrees to use its commercially reasonable best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or unenforceable by a court of competent jurisdiction.

Section 15. Notices. Any notices, consents, determinations, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and shall be deemed to have been delivered (a) upon receipt, when delivered personally, (b) upon delivery when sent by e-mail (provided, however, that no automatically generated “undeliverable” or similar message is received in respect of the e-mail transmission) or (c) one Business Day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the Party to receive the same. The addresses for such communications shall be:

If to the Company:

Portillo’ Inc.
2001 Spring Road, Suite 400
Oak Brook, Illinois 60523
Attention: Kelly Kaiser, General Counsel & Corporate Secretary
Email: [***]

with a copy (which shall not constitute notice) to:

Sidley Austin LLP

1001 Page Mill Road Building 1

Palo Alto, CA 94304

Attention: Derek Zaba
Email: dzaba@sidley.com

If to the Engaged Group:

Engaged Capital, LLC
610 Newport Center Drive, Suite 250
Newport Beach, California 92660
Attention: Glenn W. Welling
Email: [***]

with a copy (which shall not constitute notice) to:

Olshan Frome Wolosky LLP
1325 Avenue of the Americas
New York, New York 10019
Attention: Ryan Nebel
Email: rnebel@olshanlaw.com

Section 16. Expenses. Each Party shall be responsible for its own fees and expenses incurred in connection with the negotiation, execution and effectuation of this Agreement and the transactions contemplated hereby; provided, however, that the Company shall reimburse the Engaged Group for its reasonable, documented out-of-pocket fees and expenses incurred in connection with the negotiation and execution of the Cooperation Agreement, the 2025 Annual Meeting and the matters related thereto in an amount not to exceed $300,000.

Section 17. Governing Law; Jurisdiction; Jury Waiver. This Agreement and all actions, proceedings or counterclaims (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or any action of the Company or the Engaged Group in the negotiation, administration, performance or enforcement hereof shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Each Party irrevocably agrees that any legal action or proceeding with respect to this Agreement and any rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and any rights and obligations arising hereunder brought by the other Party or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, solely if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware) (the “Chosen Courts”). Each Party hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the Chosen Courts and agrees that it shall not bring any action relating to this Agreement in any court other than the Chosen Courts. Each Party hereby irrevocably waives, and agrees not to assert in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the Chosen Courts for any reason, (b) any claim that it or its property is exempt or immune from jurisdiction of any Chosen Court or from any legal process commenced in the Chosen Courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable legal requirements, any claim that (i) the suit, action or proceeding in any Chosen Court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by the Chosen Courts. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.

Section 18. Counterparts; Electronic Transmission. This Agreement may be executed in two or more counterparts, which together shall constitute a single agreement. Any signature to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, shall have the same effect as physical delivery of the paper document bearing the original signature.

Section 19. No Waiver. Neither the failure nor any delay by a Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

Section 20. Entire Agreement; Amendments. This Agreement contains the entire understanding of the Parties with respect to the subject matter hereof. This Agreement may only be amended pursuant to a written agreement executed by each Party.

Section 21. Successors and Assigns. This Agreement may not be transferred or assigned by any Party without the prior written consent of the other Party. Any purported assignment without such consent is null and void. Subject to the foregoing, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against the permitted successors and assigns of each Party.

Section 22. No Third Party Beneficiaries. This Agreement is solely for the benefit of the Parties and is not enforceable by any other person.

Section 23. Interpretation and Construction. Each Party acknowledges that it has been represented by independent counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said independent counsel. Each Party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the Parties shall be deemed the work product of all of the Parties and may not be construed against any Party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any Party that drafted or prepared it is of no application and is hereby expressly waived by each Party, and any controversy over any interpretation of this Agreement shall be decided without regards to events of drafting or preparation.

Section 24. Headings. The headings set forth in this Agreement are for convenience of reference purposes only and will not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, each Party has executed this Agreement, or caused the same to be executed by its duly authorized representative, as of the date first above written.

THE COMPANY:

PORTILLO’S INC.

By:	/s/ Kelly Kaiser
Name:	Kelly Kaiser
Title:	General Counsel and Corporate Secretary

[Signature Page to Cooperation Agreement]

ENGAGED GROUP:

ENGAGED CAPITAL FLAGSHIP MASTER FUND, LP

By:	Engaged Capital, LLC General Partner

By:	/s/ Glenn W. Welling
	Name:	Glenn W. Welling
	Title:	Founder and Chief Investment Officer

ENGAGED CAPITAL CO-INVEST XVII, LP

By:	Engaged Capital, LLC General Partner

By:	/s/ Glenn W. Welling
	Name:	Glenn W. Welling
	Title:	Founder and Chief Investment Officer

ENGAGED CAPITAL, LLC

By:	/s/ Glenn W. Welling
	Name:	Glenn W. Welling
	Title:	Founder and Chief Investment Officer

ENGAGED CAPITAL HOLDINGS, LLC

By:	/s/ Glenn W. Welling
	Name:	Glenn W. Welling
	Title:	Sole Member

/s/ Glenn W. Welling
Glenn W. Welling

[Signature Page to Cooperation Agreement]

Exhibit A

Engaged Capital Flagship Master Fund, LP
Engaged Capital Co-Invest XVII, LP
Engaged Capital, LLC
Engaged Capital Holdings, LLC
Glenn W. Welling

Exhibit B

[See attached]

FOR IMMEDIATE RELEASE

Portillo’s Announces Plan to Further Strengthen Board Through Cooperation Agreement with Engaged Capital

Parties will work together to identify a new director with restaurant operations experience.

CHICAGO, April 28, 2025 -- Portillo’s Inc. (“Portillo’s” or the “Company”) (NASDAQ: PTLO), the fast-casual restaurant concept known for its menu of Chicago-style favorites, today announced that it has entered into a cooperation agreement with Engaged Capital, LLC (“Engaged Capital”). As part of the cooperation agreement, Portillo’s and Engaged Capital will cooperate to identify a new director with recent and relevant restaurant operating experience to be appointed to the Portillo’s Board of Directors.

“We are pleased to have reached this agreement with Engaged Capital,” said Michael A. Miles, Jr., Portillo’s Chair of the Board. “The Board is committed to overseeing decisive action to drive traffic, improve margins and deliver industry-leading unit economics for shareholders. We appreciate the partnership with Engaged Capital to identify a new director to bring additional expertise to our Board, in addition to the role they played in introducing us to Jack Hartung, who was appointed to the Board in January.”

“Although we wish him well in his new role, we were disappointed it resulted in one of our nominees having to withdraw from this process. We are pleased to have been able to work constructively with the Board on an alternative solution for adding a highly qualified director with restaurant operating expertise,” said Glenn W. Welling, Founder and Chief Investment Officer of Engaged Capital. “Portillo’s is one of the most iconic brands in the restaurant industry as demonstrated through industry leading AUVs in and outside of Chicago. Through the actions being taken to shrink restaurant size, drive sustainable same store sales, and improve restaurant margins, we continue to see a significant opportunity to create as much value for shareholders as Portillo’s delivers to their customers.”

Engaged Capital has also agreed to certain customary standstill and voting agreements. The cooperation agreement between the Company and Engaged Capital will be filed on a Form 8-K to be filed with the Securities and Exchange Commission.

Advisors

BofA Securities is serving as financial advisor, and Sidley Austin LLP is serving as legal counsel to Portillo’s. Olshan Frome Wolosky LLP is serving as legal counsel to Engaged Capital.

About Portillo’s

In 1963, Dick Portillo invested $1,100 into a small trailer to open the first Portillo’s hot dog stand in Villa Park, IL, which he called “The Dog House.” Years later, Portillo’s (NASDAQ: PTLO) has grown to more than 90 restaurants across 10 states. Portillo’s is best known for its Chicago-style hot dogs, Italian beef sandwiches, char-grilled burgers, fresh salads and famous chocolate cake. Fans can join Portillo's Perks, the brand's loyalty program, at Portillo's.com/perks to earn and redeem delicious rewards and offers. Portillo's also ships food to all 50 states via its website.

About Engaged Capital

Engaged Capital, LLC (“Engaged Capital”) is an investment advisor with a private equity-like investing style in the U.S. public equity markets. Engaged Capital seeks to help build sustainable businesses that create long-term stockholder value by engaging with and bringing an owner’s perspective to the managements and boards of undervalued public companies and working with them to unlock the embedded value within their businesses. Engaged Capital focuses on delivering superior, long-term, risk-adjusted returns for our limited partners. Engaged Capital was established in 2012 and is based in Newport Beach, California. Learn more at www.engagedcapital.com.

Forward Looking Statements

This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”). All statements other than statements of historical fact are forward-looking statements. Forward-looking statements discuss our current expectations and projections relating to our financial position, results of operations, plans, objectives, future performance and business, and are based on currently available operating, financial and competitive information which are subject to various risks and uncertainties, so you should not place undue reliance on forward-looking statements. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “aim,” “anticipate,” “believe,” “commit,” “estimate,” “expect,” “forecast,” “outlook,” “potential,” “project,” “projection,” “plan,” “intend,” “seek,” “may,” “could,” “would,” “will,” “should,” “can,” “can have,” “likely,” the negatives thereof and other similar expressions.

Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, our actual results may differ materially from those contemplated by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include regional, national or global political, economic, business, competitive, market and regulatory conditions and the following:

•	risks related to or arising from our organizational structure;

•	risks of food-borne illness and food safety and other health concerns about our food;

•	risks relating to the economy and financial markets, including in relation to trade policy changes and other macroeconomic uncertainty, including inflation, fluctuating interest rates, stock market volatility, recession concerns, and, or other factors;

•	the impact of unionization activities of our team members on our reputation, operations and profitability;

•	risks associated with our reliance on certain information technology systems, including our new enterprise resource planning system, and potential failures or interruptions;

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•	risks associated with data, privacy, cyber security and the use and implementation of information technology systems, including our digital ordering and payment platforms for our delivery business;

•	risks associated with increased adoption, implementation and use of artificial intelligence technologies across our business;

•	the impact of competition, including from our competitors in the restaurant industry or our own restaurants;

•	the increasingly competitive labor market and our ability to attract and retain the best talent and qualified employees;

•	the impact of federal, state or local government regulations relating to privacy, data protection, advertising and consumer protection, building and zoning requirements, labor and employment matters, costs of or ability to open new restaurants, or the sale of food and alcoholic beverages;

•	inability to achieve our growth strategy, such as the availability of suitable new restaurant sites in existing and new markets and opening of new restaurants at the anticipated rate and on the anticipated timeline;

•	the impact of consumer sentiment and other economic factors on our sales;

•	increases in food and other operating costs, tariffs and import taxes, and supply shortages; and

•	other risks identified in our filings with the Securities and Exchange Commission (the “SEC”).

All forward-looking statements are expressly qualified in their entirety by these cautionary statements. You should evaluate all forward-looking statements made in this press release in the context of the risks and uncertainties disclosed in the Company’s most recent Annual Report on Form 10-K, filed with the SEC. All of the Company’s SEC filings are available on the SEC’s website at www.sec.gov. The forward-looking statements included in this press release are made only as of the date hereof. The Company undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

Important Additional Information and Where to Find It

The Company intends to file a proxy statement on Schedule 14A, an accompanying proxy card, and other relevant documents with the SEC in connection with such solicitation of proxies from the Company’s stockholders for the Company’s 2025 Annual Meeting. THE COMPANY’S STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE COMPANY’S DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), THE ACCOMPANYING PROXY CARD, AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and stockholders may obtain a copy of the definitive proxy statement, an accompanying proxy card, any amendments or supplements to the definitive proxy statement and other documents filed by the Company with the SEC at no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge by clicking the “SEC Filings” link in the “Financials” section of the Company’s website at https://investors.portillos.com/financial-information/sec-filings.

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Participants in the Solicitation

The Company, its directors (Michael A. Miles, Jr., Michael Osanloo, Ann Bordelon, Paulette Dodson, Noah Glass, G.J. Hart, Jack R. Hartung and Joshua A. Lutzker) and certain of its executive officers (Michael Osanloo, Chief Executive Officer and President, and Michelle Hook, Chief Financial Officer) and employees are “participants” (as defined in Schedule 14A under the Securities Exchange Act of 1934, as amended) in the solicitation of proxies from the Company’s stockholders in connection with the matters to be considered at the Company’s 2025 Annual Meeting. Information regarding the names of the Company’s directors and executive officers and certain other individuals and their respective direct and indirect interests in the Company, by security holdings or otherwise, and their respective compensation is set forth in the sections entitled “Compensation Discussion & Analysis,” “Executive Employment Arrangements,” “Director Compensation,” and “Securities Ownership of Certain Beneficial Owners and Management” of the Company’s Proxy Statement on Schedule 14A in connection with the 2024 annual meeting of stockholders, filed with the SEC on April 26, 2024 (available here), and the Company’s Annual Report on Form 10-K, filed with the SEC on February 25, 2025 (available here). Supplemental information regarding the participants’ holdings of the Company’s securities can be found at no charge in SEC filings on Statements of Change in Ownership on Form 4 filed with the SEC on May 6, 2024 for Michael A. Miles, Jr. (available here); October 23, 2024, August 12, 2024, June 4, 2024, May 6, 2024 and March 4, 2024 for Michael Osanloo (available here, here, here, here, and here, respectively); May 6, 2024 for Ann Bordelon (available here); May 6, 2024 for Paulette Dodson (available here); May 6, 2024 for Noah Glass (available here); September 17, 2024 and May 6, 2024 for G.J. Hart (available here and here, respectively); May 6, 2024 and March 6, 2024 for Joshua A. Lutzker (available here and here); and October 23, 2024, June 4, 2024, May 6, 2024 and March 4, 2024 for Michelle Hook (available here, here, here and here).

Such filings are also available at no charge by clicking the “SEC Filings” link in the “Financials” section of the Company’s website at https://investors.portillos.com/financial-information/sec-filings. Updated information regarding the identity of potential participants and their direct or indirect interests, by security holdings or otherwise, and their respective compensation will be set forth in the Company’s proxy statement on Schedule 14A and other materials to be filed with the SEC in connection with the 2025 Annual Meeting, if and when they become available. These documents will be available free of charge as described above.

Investor Contact:

Investors@portillos.com

Media Contact:

PortillosPR@icrinc.com

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